Exhibit 99.2

3Q CONFERENCE CALL SCRIPT

November 6, 2007

JKM Opening Comments

Good morning and welcome to Chesapeake Corporation's third-quarter conference call. I'm Joel Mostrom, executive vice president and chief financial officer, and joining me today is Andy Kohut, our president and chief executive officer.

Andy will begin with some overall comments on our business. I will then provide a financial review of the results for the third quarter. After that we will be available for questions.

Before we get started, I want to advise all participants that this call is being recorded by Chesapeake Corporation and is copyrighted material. It cannot be recorded or rebroadcast without Chesapeake's express permission. Furthermore, the comments on this call may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act. The accuracy of such forward-looking statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements. Certain of those risks, uncertainties and assumptions are set forth in the summary of this conference call, which will be posted on the Company's web site at the conclusion of this call. Additionally, during this call there may be references to certain non-GAAP financial information. This information has been reconciled to GAAP in the Company's earnings release which will also be posted on the Company's website at the conclusion of this call.

Now I will turn the call over to Andy.

AJK Comments

Thanks Joel.

We remain on track to have improved operating results, exclusive of special items, for calendar year 2007. Solid earnings growth in our plastic packaging segment and benefits from our global cost savings program have more than offset the effects of competitive market conditions in certain end-use markets in our paperboard packaging business. Additionally, we have made significant progress in aligning the organization and focusing our people on capturing growth opportunities with our customers.

We are also positioning ourselves for future growth and earnings improvement by expanding our footprint into additional markets. Within our plastics division, our new joint venture in Hungary to produce plastic containers for the specialty chemicals market started up in the third quarter, which was ahead of schedule. Our plastic packaging business in Africa also continues to provide us with numerous growth opportunities. In addition to the capacity we have added in South Africa, we are continuing to evaluate other growth opportunities in the region.

Within our pharmaceutical and healthcare division, our new paperboard packaging plant in China was dedicated in October. This facility offers advanced security and anti counterfeiting capabilities and I am pleased with the interest from our existing multinational customers who have scheduled trials for the facility

We are also continuing to work with our customers to develop innovative packaging solutions to meet their global needs. For example our pharmaceutical and healthcare division was recently named the primary provider of print material in Europe for one of our largest customers for a new weight loss drug being launched in Europe in 2008. Our ability to provide cartons, leaflets, labels and supply chain management services was instrumental in Chesapeake being chosen for this project. Likewise, during the quarter our branded products division obtained some significant commitments from customers for new business beginning in the first quarter of 2008 that will help offset the decline in tobacco packaging.

I continue to believe we compete in end use markets which provide solid growth opportunities with strong operating margins. However our debt levels remain high and are masking the underlying strength of our portfolio. I want to assure you that we are watching our cash usage and are focused on cash flow generation. At the same time it is important that we improve our competitiveness through a combination of cost savings and growth initiatives. However, those initiatives will require additional financial flexibility to implement and we are reviewing various options to facilitate these actions.

Joel will now provide more details on the third quarter results.

JKM COMMENTS

Thanks Andy.

This morning we reported third-quarter income from continuing operations of $3.7 million, or $0.19 per share, compared to $5.4 million, or $0.28 per share, for the third quarter of 2006.

We incurred charges for special items in the third quarters of both 2006 and 2007. The pre-tax charge of $3.3 million in the third quarter of 2007 included $1.0 million related to workforce reductions resulting from reduced tobacco packaging volume and $2.3 million related to companywide workforce reductions, process improvements and facility rationalizations included in our $25-million cost savings program. The pre-tax benefit of $2.5 million in the third quarter of 2006 included a gain of $4.1 million on the sale of our plastic packaging operation in Northern Ireland and charges of $1.6 million related to our cost savings program.

After taking those items into account, our operating income, exclusive of special items, for the third quarter of 2007 was $13.2 million, an increase of $1.5 million compared to operating income of $11.7 million for the third quarter of 2006.

Our operating income for the third quarter of 2007 was favorably impacted by changes in foreign currency exchange rates and decreased pension expense, which was the trend for the first two quarters as well. For the third quarter, changes in foreign currency exchange rates increased operating income approximately $1.2 million, and lower pension expense increased operating income approximately $1.2 million when compared to the third quarter of 2006.

I'll now review our operating results starting with the Paperboard Packaging segment. As has been our past practice, my discussion of segment operating income excludes goodwill impairments, restructuring expenses, asset impairments and gains or losses related to divestitures, or what we have referred to as special items.

Third quarter net sales of $225 million for the Paperboard Packaging segment were up 5% compared to net sales for the third quarter of 2006. Excluding changes in foreign currency exchange rates, net sales were down 2% quarter-over-quarter. The decrease in sales for the third quarter resulted from reduced sales of branded products packaging. Within the branded products packaging market, the sales decline was primarily due to decreased sales of tobacco packaging resulting from the previously announced loss of substantial business with a major customer. This decline was partially offset by increased sales of confectionery packaging, primarily within the German market. Sales of pharmaceutical and healthcare packaging were comparable quarter-over-quarter as increased sales in North America generally offset reduced sales in Europe.

The Paperboard Packaging segment's operating income for the third quarter of 2007 was $13.7 million, an increase of $1.4 million, or 11%, compared to the third quarter of 2006. Excluding changes in foreign currency exchange rates, which increased segment operating income $1.0 million for the quarter, segment operating income was up 4% compared to the third quarter of 2006. The increase in operating income for the quarter was primarily due to reduced pension expense, partially offset by the lower sales of tobacco packaging, as well as start-up costs we incurred with the introduction of new multi-shaped tubes for premium alcoholic drinks. The new product offering has been well received by our customers, but we are having some start-up production issues which are negatively impacting the profitability of this innovative product.

The Plastic Packaging segment had sales of $42 million in the third quarter of 2007, an increase of 25% from the third quarter of 2006. Excluding changes in foreign currency exchange rates, net sales were up 19% for the quarter. The increase in net sales for the third quarter resulted from increased sales in all of our markets due to both increased volume and the partial pass-through of higher raw material costs. Our beverage packaging operation in Africa continued to experience strong demand through the third quarter, and our specialty chemicals operation continued the strong performance we have seen all year.

The Plastic Packaging segment’s operating income was $3.1 million for the third quarter of 2007, an increase of $400,000, or 15%, from the third quarter of 2006. Excluding changes in foreign currency exchange rates, which increased segment operating income $200,000 for the quarter, segment operating income was up 7% compared to the third quarter of 2006. The increase in operating income for the third quarter was primarily due to increased sales of both beverage and specialty chemical packaging, partially offset by higher raw material costs and a less favorable product mix.

Turning back now to our consolidated results, we recorded income tax benefits in the third quarters of both 2007 and 2006. As I mentioned last quarter, in July we completed negotiations with a non-U.S. tax authority to allow additional deductions of certain interest payments. As a result, in the third quarter of 2007 we recorded a $3.5 million income tax benefit related to our 2005 and 2006 tax years and a $1.5 million income tax benefit related to the first half of 2007. In addition we recorded a net tax benefit of $1.2 million in the third quarter of 2007 resulting from changes in UK tax law and changes in the statutory tax rates in Germany and the UK. In the third quarter of 2006 we recorded an income tax benefit of $2.3 million resulting from our reassessment of the recoverability of deferred income tax assets in France following the sale of our French luxury packaging business.

Net cash generated by operating activities was $15.4 million for the first nine months of 2007, an increase of $13.9 million over the first nine months of 2006. The increase in operating cash flow was primarily due to a decrease in spending of $4.3 million associated with our restructuring activities, a decrease in pension funding of approximately $5.1 million, and lower working capital requirements. Excluding cash used for restructuring, net cash provided by operating activities was $24.2 million for the first nine months of 2007, compared to $14.6 million for the first nine months of 2006.

                Total debt at September 30, 2007 was $503.2 million compared to $467.8 million at December 31, 2006. Changes in foreign currency exchange rates increased total debt approximately $18.2 million at the end of the third quarter of 2007 compared to the end of year 2006. Likewise, foreign exchange rates increased interest expense approximately $500,000 during the third quarter of 2007, over the comparable quarter in 2006.

At the end of the third quarter our senior credit facility utilization was $154 million and we were in compliance with all of our debt covenants. Under our senior secured credit facility our total leverage ratio decreases and our interest coverage ratio increases at the end of the first quarter 2008. These covenants have been in place since the credit facility was originated in 2004. The credit facility matures in February 2009 and our intent has always been to refinance the credit agreement before these covenants take effect. However, if we do not refinance the credit agreement before the end of the first quarter there is a reasonable possibility that we will not be able to comply with these covenants. Although we anticipate that we will refinance the credit facility by the end of the first quarter of 2008, we are also evaluating other options and working closely with our lenders to ensure our future compliance with these covenants.

Before we entertain questions, I want to summarize the results of our global cost savings program. Since the inception of the $25 million cost savings program, we have recorded net charges for divestitures and restructuring, asset impairments and other exit costs of approximately $32.5 million for the program, of which $7.9 million is included in discontinued operations. We have made cash payments related to program initiatives of approximately $29.5 million, but we have also recovered approximately $26.7 million in cash proceeds for operations and other assets divested under this program. Over the course of 2006 and 2007 we have realized annualized cost savings in excess of our $25 million goal. We are continuing to evaluate the possible closure, downsizing, consolidation or sale of additional facilities and additional cost savings measures beyond the original $25 million cost savings program.

Now at this time we would be happy to take your questions.

JKM Close

I'd like to remind everyone today's call will be available for replay on our website, www.cskcorp.com or can be accessed by calling 888-203-1112 or 719-457-0820 (code 6807094).

This concludes today's call. Thank you for participating.